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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                   Form 12b-25

                           NOTIFICATION OF LATE FILING

                                               SEC File Number: Formerly 0-20135


(CHECK ONE):  [  ] Form 10-K  [  ] Form 20-F  [X] Form 11-K  [  ] Form 10-Q
              [  ] Form N-SAR

For Period Ended: December 31, 2001

[  ]  Transition Report on Form 10-K
[  ]  Transition Report on Form 20-F
[  ]  Transition Report on Form 11-K
[  ]  Transition Report on Form 10-Q
[  ]  Transition Report on Form N-SAR

For the Transition Period Ended: ___________________

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant: Intermedia Communications Inc. 401(k) Profit Sharing
Plan
Former Name if Applicable
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Address of Principal Executive Office (STREET AND NUMBER): 500 Clinton Center
Drive
City, State and Zip Code: Clinton, Mississippi 39056

                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

            (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following
[X] the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

(Attach Extra Sheets if Needed)

As reported in WorldCom, Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2002, WorldCom issued a press release on June 25, 2002 announcing its intention to restate its financial statements for 2001 and the first quarter of 2002. Because of this announcement and the surrounding circumstances, WorldCom is unable to complete and file the Form 11-K for the Intermedia Communications Inc. 401(k) Profit Sharing Plan by the date required without unreasonable effort or expense.
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                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Michael H. Salsbury          (202)                       887-3363
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(Name)                      (Area Code)                (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s).                                             [X] Yes  [ ] No


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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
report or portion thereof?                                      [ ] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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            Intermedia Communications Inc. 401(k) Profit Sharing Plan
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2002                  By /s/ DENNIS SICKLE
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                                       Name:  Dennis Sickle
                                       Title: Senior Vice President, Human
                                              Resources